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                                                                    EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT

                               ROBERT W. ROBINSON



        This EMPLOYMENT AGREEMENT ("Agreement") signed May 11, 2000, between FRONTIER BANK (the "Bank") and ROBERT W. ROBINSON ("Executive") takes effect on the Effective Date of the Merger of Liberty Bay Financial Corporation ("Liberty") into Frontier Financial Corporation and North Sound Bank into Frontier Bank ("Effective Date").

                                    RECITALS

        A. Frontier Financial Corporation and the Bank have entered into a Plan and Agreement of Mergers ("Plan") with Liberty and North Sound Bank, pursuant to which Liberty will merge into Frontier Financial Corporation and North Sound Bank will merge into the Bank ("Mergers").

        B. Executive is presently the President and Chief Credit Officer of North Sound Bank. The Bank wishes to retain Executive's services following the Mergers, and Executive wishes to accept employment with the Bank following the Mergers.

        C. The purpose of this Agreement is to set forth the terms agreed to by the parties to achieve the goals set forth in paragraph B, above.

                                    AGREEMENT

        The parties agree as follows:

        1. EMPLOYMENT. The Bank agrees to employ Executive, and Executive agrees to accept employment with the Bank. During the Term of his employment under this Agreement, Executive will have the title of "Senior Vice President of Frontier Bank."

        2. EFFECTIVE DATE AND TERM.

                (a) Effective Date. This Agreement is effective as of the Effective Date.

                (b) Term. The term of this Agreement ("Term") is three years, beginning on the Effective Date, unless earlier terminated pursuant to paragraph 9.

                (c) Abandonment of the Mergers. If the Plan terminates before the closing of the Mergers, this Agreement will not become effective and will be void.

        3. DUTIES. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by the Bank's Chairman, Chief Executive Officer and/or the Bank's Executive Vice Presidents. Executive will use his best efforts to perform his duties and will devote full time and attention to these duties during working hours. These duties will include, without limitation, the following:





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                (a) Bank Performance. Executive will be responsible for all aspects of the performance of the former North Sound Bank offices ("Peninsula Region"), including, without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Bank's policies. These duties will also include performing all other tasks in connection with the Bank's management and affairs that are normal and customary to Executive's position.

                (b) Commercial Banking. Executive will be responsible for the lending functions of the Peninsula Region. These duties will include, without limitation, assuring that Loan Department operations and management functions are performed in a manner consistent with the Bank's policies.

                (c) Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in the Peninsula Region.

                (d) Report to Executive Vice President and Branch Administrator. Executive will report directly to the Bank's Executive Vice President and Branch Administrator. The Bank's board of directors may, from time to time, modify Executive's title or add to, delete from, or modify Executive's performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a), 3(b) and 3(c) of this Agreement.

        4. SALARY. Initially, Executive will receive a base salary from the Bank of $101,500 per year, to be paid in accordance with the Bank's regular payroll schedule ("Base Salary").

        5. INCENTIVE COMPENSATION. The Bank will determine the amount of bonus, if any, to be paid by the Bank to Executive for each year during the Term. In making this determination, the Bank will consider factors such as Executive's performance of his duties and the safety, soundness and profitability of the Bank.

        6. STAY BONUS. In addition to any incentive compensation granted Executive under paragraph 5 hereof, on each anniversary of the Effective Date of this Agreement during the Term, Executive shall receive a "Stay Bonus" of $20,300 (three payments--$60,900 in total).

        7. INCOME DEFERRAL AND BENEFITS. Subject to eligibility requirements and in accordance with and subject to any policies adopted by the Bank with respect to any benefit plans or programs, Executive will be entitled to receive benefits (including stock options) similar to those offered to other executive officers of the Bank with positions and duties comparable to those of Executive.

        8. BUSINESS EXPENSES. The Bank will reimburse Executive for ordinary and necessary expenses (including, without limitation, travel, entertainment, and similar expenses)



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incurred in performing and promoting the Bank's business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

        9. TERMINATION.

                (a) Termination By Frontier for Cause. If, before the end of the Term, the Bank terminates Executive's employment for Cause or Executive terminates his employment without Good Reason (defined below), the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of Executive's termination. Executive will have no right to receive compensation or other benefits, including Stay Bonus, for any period after termination under this
        Section 9(a).

                (b) Other Termination By the Bank. If, before the end of the Term, the Bank terminates Executive's employment without Cause or Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive for the remainder of the Term the Base Salary and Stay Bonus Executive would have been entitled to under this Agreement if his employment had not terminated, except if Sections 9(d) and 9(e), below, apply.

                (c) Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose undue hardship to the Bank. If termination occurs under this Section 9(c), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated, together with the balance of any Stay Bonus otherwise payable under this Agreement.

                (d) Executive Termination Window. During the 25th month of the Term, Executive may terminate this Agreement by delivering written notice to the Bank. If Executive does so, regardless of whether Executive had Good Reason to terminate the Agreement, the Bank will pay Executive a single cash payment in an amount equal to Executive's W-2 income before salary deferrals over the twelve (12) months preceding the date of termination, including Stay Bonus ("Total Annual Compensation"). In addition, Executive will continue to be covered by all of the Bank's medical, health (including disability) and dental plans for twelve (12) months following such date of termination.

                (e) Termination Related to a Change in Control.

                        (1) Termination by the Bank. If, during the Term of this
                Agreement, the Bank, or its successor in interest by merger, or its transferee in the event of a purchase and assumption transaction, (for reasons other than Executive's death,


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                disability, or Cause): (1) terminates Executive's employment within one year following a Change in Control (as defined below); or (2) terminates Executive's employment before a Change in Control and a Change in Control occurs within nine months after the termination, the Bank (or its successor) will pay Executive a single cash payment equal to the greater of the balance remaining due for the Term of the Agreement or two times Executive's Total Annual Compensation. In addition, Executive will continue to be covered by all of the Bank's medical, health (including disability) and dental plans for twelve (12) months following such termination.

                        (2) Termination by Executive. If, during the Term of
                this Agreement, Executive terminates Executive's employment, with or without Good Reason, within one year following a Change in Control, the Bank (or its successor) will pay Executive an amount equal to the greater of the balance remaining due for the Term of the Agreement or two times Executive's Total Annual Compensation. In addition, Executive will continue to be covered by all of the Bank's medical, health (including disability) and dental plans for twelve (12) months following such termination.

                        (3) Limitations on Payments Related to Change in
                Control. The following apply notwithstanding any other provision of this Agreement:

                                (a) the Total Annual Compensation described in
                        Section 00 will be less than the amount that would cause it to be a "parachute payment" within the meaning of
                        Section 280G(b)(2)(A) of the Internal Revenue Code; and

                                (b) Executive's right to receive his Total
                        Annual Compensation payment described in Section 00 terminates: (i) immediately, if before the Change in Control transaction closes, Executive terminates his employment without Good Reason or the Bank terminates Executive's employment for Cause; or (ii) one year after a Change in Control occurs.

                        (4) Definition of "Change in Control". "Change in
                Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of Frontier Financial Corporation, within the meaning of Section 280G of the Internal Revenue Code. The Mergers do not constitute a Change in Control.

                        (5) Adoption of Change in Control Plan by the Bank. In
                the event Frontier Financial Corporation or the Bank adopts a Change in Control Plan in which employees at Executive's level would be entitled to participate, Executive shall, for the duration of the Term of this Agreement, have the option of electing to retain this Change in Control provision or electing to participate in the Bank's Change in Control Plan. If the Bank adopts a Change in Control Plan in which



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                Executive is entitled to participate, Executive, if still
                employed by the Bank, shall immediately be included in such plan upon the expiration of the Term of this Agreement, and the Change in Control provision in this Agreement shall terminate.

                (f) Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals and specifications which constitute proprietary information or material of the Bank. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence, or in any other location under Executive's control.

        10. DEFINITION OF "CAUSE." "Cause" means any one or more of the following:

                (a) Willful misfeasance or gross negligence in the performance of Executive's duties.

                (b) Conviction of a crime in connection with his duties.

                (c) Conduct demonstrably and significantly harmful to Frontier, as reasonably determined by the Board on the advice of legal counsel.

        11. DEFINITION OF "GOOD REASON." "Good Reason" means only any one or more of the following:

                (a) Reduction, without Executive's consent, of Executive's salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Frontier employees formerly benefited.

                (b) The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the Effective Date of this Agreement.

                (c) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from his current business office at North Sound Bank on the Effective Date of this Agreement, unless Executive consents to the relocation or transfer.

                (d) The written consent of the Bank to such resignation.

        12. CONFIDENTIALITY. Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning the Bank or its business operations or customers, unless (1)



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the Bank consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Executive's duties under this Agreement, or (3) disclosure is required by law or court order.

        13. NONCOMPETITION.

                (a) Participation in a Competing Business. During the period Executive is employed by the Bank and for twenty-four (24) months after Executive's employment with the Bank terminates, Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Competing Business.

                (b) No Solicitation. During the period Executive is employed with the Bank and for twenty-four (24) months after Executive's employment with the Bank terminates, Executive will not directly or indirectly solicit or attempt to solicit (1) any employees of the Bank, or any of the Bank's Subsidiaries, to leave their employment or (2) any customers of the Bank, or any of the Bank's Subsidiaries, to remove their business from the Bank or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

                (c) Employment Outside the Restricted Area. Nothing in this Agreement prevents Executive from accepting employment after the end of the Term outside the Restricted Area (defined below) from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the Restricted Area or (b) have any responsibilities for the Competing Business' operations within the Restricted Area.

                (d) Competing Business. "Competing Business" means any financial institution ("financial institution" means a state or national bank, a state or federal savings and loan association, a mutual savings bank, or a state or federal credit union), trust company or mortgage company (including without limitation, any start-up or other financial institution, trust company or mortgage company) that competes with, or will compete with, the Bank in Kitsap, Jefferson or Clallam Counties in the State of Washington (the "Restricted Area").

        14. ENFORCEMENT.

                (a) The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 12 and 13 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's



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        confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with the Bank to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

                (b) Executive acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 12 or 13 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

        15. ADEQUATE CONSIDERATION. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 12 and 13 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

        16. ARBITRATION.

                (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

                (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

                (c) Exception to Arbitration. Notwithstanding the above, if Executive violates Section 12 or 13, the Bank will have the right to initiate the court proceedings



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        described in Section 14(b), in lieu of an arbitration proceeding under this Section 16. The Bank may initiate these proceedings wherever appropriate within Washington State; but Executive will consent to venue and jurisdiction in King County, Washington.

        17. MISCELLANEOUS PROVISIONS.

                (a) Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

                (b) Automobile. Executive shall retain the automobile he is presently using, which is owned by North Sound Bank, for the Term of this Agreement. Upon termination of Executive's employment, assuming the Bank is continuing to provide Executive a vehicle at such time, Executive shall be permitted to purchase the vehicle (or comparable replacement vehicle) at the Bank's depreciated cost.

                (c) Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Executive specifically waives the terms of and all of his rights under all employment, change-in-control and salary continuation agreements, whether written or oral, he has previously entered into with Liberty Bay Financial Corporation or North Sound Bank.

                (d) Binding Effect. This Agreement will bind and inure to the benefit of the Bank's and Executive's heirs, legal representatives, successors and assigns.

                (e) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

                (f) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

                (g) Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

                (h) Amendment. This Agreement may be modified only through a written instrument signed by both parties and consented to by the Bank.

                (i) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.



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                (j) Governing Law. This Agreement will be governed by and
        construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law.

                (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.


                                  FRONTIER BANK


                                      By:        /s/
                                          -------------------------------------
                                          Robert J. Dickson, President and CEO


                                                 /s/
                                      -----------------------------------------
                                      ROBERT W. ROBINSON




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